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Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
U.S. Subsidiaries
Veeco ALD Inc.	DE
Veeco APAC Inc.	DE
Veeco Process Equipment Inc.	DE
Veeco TK LLC	DE
Foreign Subsidiaries
Nihon Veeco K.K.	Japan
Synos Display Korea, Ltd.	South Korea
Veeco Asia Pte. Ltd.	Singapore
Veeco Malaysia Sdn. Bhd.	Malaysia
Veeco Korea LLC	South Korea
Veeco Instruments GmbH	Germany
Veeco Instruments Limited	England
Veeco Instruments (Shanghai) Co. Ltd.	China
Veeco Taiwan Inc.	Taiwan

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  Exhibit 21.1
Subsidiaries of the Registrant